Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Between

OCEANFIRST FINANCIAL CORP.,

And

CENTRAL JERSEY BANCORP

Dated as of May 26, 2009

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

By and Between
OCEANFIRST FINANCIAL CORP.
AND
CENTRAL JERSEY BANCORP

This AGREEMENT AND PLAN OF MERGER, dated as of the 26th day of May, 2009 (this “Agreement”), by and between OCEANFIRST FINANCIAL CORP, a Delaware corporation (“OceanFirst”), and CENTRAL JERSEY BANCORP, a New Jersey corporation (“Central Jersey”) (collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of OceanFirst and Central Jersey deem it in the best interests of OceanFirst and Central Jersey, respectively, and of their respective shareholders, that OceanFirst acquire all of the outstanding common stock of Central Jersey by means of a merger of Central Jersey with and into OceanFirst (the “Merger”) pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986 (as amended, the “Code”);

WHEREAS, Central Jersey owns all of the issued and outstanding capital stock of Central Jersey Bank, National Association, a federally chartered national bank (“Central Jersey Bank”) and, OceanFirst owns all of the issued and outstanding capital stock of OceanFirst Bank, a federally chartered savings bank, and it is contemplated that, subsequent to the Merger and pursuant to the terms of a certain Agreement and Plan of Bank Merger (the “Bank Merger Agreement”), Central Jersey Bank will be merged with and into OceanFirst Bank; and

WHEREAS, as an inducement and condition to OceanFirst entering into this Agreement, certain of the directors and executive officers of Central Jersey have entered into Voting Agreements in the form attached hereto as Exhibit A-1 with OceanFirst pursuant to which they have agreed to vote their Central Jersey Shares (as defined herein) in favor of approval of the Agreement; and

WHEREAS, as an inducement and condition to Central Jersey entering into this Agreement, certain of the directors and executive officers of OceanFirst have entered into Voting Agreements in the form attached hereto as Exhibit A-2 with Central Jersey pursuant to which they have agreed to vote their OceanFirst Shares (as defined herein) in the favor of the approval of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained and intending to be legally bound hereby, the Parties agree that Central Jersey will be merged with and into OceanFirst and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Central Jersey, $0.01 par value per share, into shares of common stock of OceanFirst, $0.01 par value per share (the “OceanFirst Shares”), and as further described herein, shall be as hereinafter set forth.

ARTICLE I.

THE MERGER

Section 1.1.            Consummation of Merger; Closing Date.

(a)           Subject to the provisions hereof, including, without limitation, Section 2.6 hereof respecting the possible restructuring of the transaction under certain circumstances, Central Jersey shall be merged with and into OceanFirst (which has heretofore and shall hereinafter be referred to as the “Merger”) pursuant to the laws of the States of Delaware and New Jersey, and OceanFirst shall be the surviving corporation (sometimes hereinafter referred to as “Surviving Corporation”).

(b)           The Merger shall become effective on the date and at the time specified in the Certificate of Merger to be filed with the Delaware Secretary of State pursuant to the Delaware General Corporation Law (“DGCL”) and in the Certificate of Merger to be filed with the State of New Jersey, Department of the Treasury pursuant to the New Jersey Business Corporation Act (“NJBCA”) (such time is hereinafter referred to as the “Effective Time”).  Subject to the terms and conditions hereof, unless otherwise agreed upon by OceanFirst and Central Jersey, the Effective Time shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction or waiver of all of the other terms and conditions of this Agreement (other than the filing of a Certificate of Merger) and (ii) the date on which the shareholders of Central Jersey and OceanFirst Bank approve the transactions contemplated by this Agreement, or such other time as the Parties may agree.

(c)           The closing of the Merger (the “Closing”) shall take place at the offices of OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754, at 10:00 a.m. local time on the day that the Effective Time occurs, or such other date, time and place as the Parties hereto may agree (the “Closing Date”).  Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2.           Effect of Merger.  At the Effective Time, Central Jersey shall be merged with and into OceanFirst and the separate existence of Central Jersey shall cease.  The Certificate of Incorporation and Bylaws of OceanFirst, as in effect on the date hereof and as otherwise amended prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law.

The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Delaware and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations.  All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.  The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place.  Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.3.            Tax Consequences. It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

Section 1.4.            Further Assurances. From and after the Effective Time, as and when requested by the Surviving Corporation, the officers and directors of Central Jersey last in office shall execute and deliver or cause to be executed and delivered in the name of Central Jersey such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Central Jersey.

Section 1.5.            Directors and Officers. The directors of OceanFirst and OceanFirst Bank prior to the Effective Time shall be the directors of Ocean First and OceanFirst Bank immediately after the Effective Time, except that effective as of the Effective Time two members who are serving on the Central Jersey Board of Directors at the Effective Time, who are “non-officer directors”, and who are designated by the Central Jersey Board prior to that time shall be appointed and shall serve as directors on the board of directors of OceanFirst and OceanFirst Bank.  One of the Central Jersey Designees (as defined herein) shall initially have a term on the board of directors of OceanFirst until the 2010 annual meeting of stockholders and until his successor has been elected and qualified, and the second of the Central Jersey Designees shall initially have a term on the board of directors of OceanFirst until the 2011 annual meeting of stockholders and until his successor has been elected and qualified.  OceanFirst shall, subject to fiduciary requirements of its board of directors, its governing documents, including the charter and nomination policies and procedures of the Corporate Governance/Nominating Committee and applicable law, include the Central Jersey Designees among the director nominees of OceanFirst to be voted on at the 2010 and 2011 annual meetings of stockholders, respectively.  The Central Jersey Designees to the OceanFirst Bank Board of Directors shall both serve until the 2010 annual meeting of stockholders at which time they shall be redesignated as members of the class of directors whose terms expire at the 2010 and 2011 annual stockholders meeting.  “Central Jersey Designees” shall mean the persons selected by the Central Jersey Board of Directors from among the directors serving on the Central Jersey Board of Directors on the date hereof, who qualify as “non-officer directors”, and who continue to serve as of the Effective

Time and who comply with the director qualification requirements of OceanFirst, including its director retirement policy.

The directors of Central Jersey shall resign at the Effective Time.

The executive officers of OceanFirst and OceanFirst Bank prior to the Effective Time shall be the executive officers of OceanFirst and OceanFirst Bank immediately after the Effective Time.  The executive officers of Central Jersey shall resign at the Effective Time, and beginning at the Effective Time, those executive officers appointed by OceanFirst shall serve as executive officers of OceanFirst or OceanFirst Bank.  At the Effective Time, OceanFirst Bank will appoint James S. Vaccaro, President and Chief Executive Officer of Central Jersey (“Vaccaro”), as Executive Vice President and a member of the senior executive management team of OceanFirst Bank.

ARTICLE II.

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1.           Manner of Conversion of Central Jersey Shares. Subject to the provisions hereof, as of the Effective Time and by virtue of the Merger and without any further action on the part of OceanFirst, Central Jersey or the holder of any shares of either of them, the shares of the constituent corporations shall be converted as follows:

(a)           Each share of capital stock of OceanFirst outstanding immediately prior to the Effective Time shall, after the Effective Time, remain outstanding and unchanged.

(b)           Each share of common stock of Central Jersey (the “Central Jersey Shares”) held by Central Jersey or by OceanFirst (or any of their subsidiaries), other than such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(c)           Each Central Jersey Share outstanding immediately prior to the Effective Time, other than such shares the holders of which become entitled to fair value under Section 14A:11-1 of the New Jersey Business Corporation Act (“Dissenting Shares”), shall be converted into the right to receive, 0.50 OceanFirst Shares (such number of OceanFirst Shares, as may be adjusted as provided herein, is hereinafter referred to as the “Per Share Stock Consideration”).  Thereafter, subject to Sections 2.3, 2.5, 2.7 and 2.8, each outstanding certificate representing a Central Jersey Share shall represent solely the right to receive the Per Share Stock Consideration.

(d)           If OceanFirst declares a change in the number of OceanFirst Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, and the record date therefore (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be at or prior to the Effective Time, or announces a special extraordinary cash dividend with a record date at or prior to the Effective Time, the Per Share Stock Consideration shall be proportionately adjusted.

(e)           Each share of preferred stock of Central Jersey (the “Central Jersey Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into one share of preferred stock of OceanFirst which shall have such rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Central Jersey Preferred Stock immediately prior to the Effective Time, taken as a whole.

(f)           The warrant for Central Jersey Shares issued to the United States Treasury Department if outstanding immediately prior to the Effective Time shall be converted into the right to receive OceanFirst Shares in accordance with the terms thereof.

Section 2.2.            RESERVED

Section 2.3.            Central Jersey Stock Options and Stock Appreciation Rights.

(a)           As of and immediately prior to the Effective Time, (i) all rights with respect to stock options (“Central Jersey Options”) granted by Central Jersey under the Central Jersey Stock Option Plans set forth in Schedule 2.3 (the “Central Jersey Stock Option Plans”), each of which are listed and described on Schedule 2.3 and which are outstanding at the Effective Time, and (ii) all rights with respect to Central Jersey Stock Appreciation Rights (“SARs”) granted by Central Jersey under the Central Jersey Stock Option Plans each of which are listed and described on Schedule 2.3 and which are outstanding immediately prior to the Effective Time, shall be canceled effective at the Effective Time and shall be converted into the right to receive such number of shares of Central Jersey Stock, to be paid by Central Jersey to the optionholder or SAR holder at or immediately prior to the Effective Time, subject to applicable withholding taxes, equal to the product of (1) a fraction the numerator of which is difference between (A) the fair market value of the Central Jersey Stock immediately prior to the Effective Time and (B) the per share exercise price of each such option or SAR and the denominator of which is the fair market value of the Central Jersey Stock immediately prior to the Effective Time and (2)  multiplied by the number of shares that may be purchased pursuant to such option or the number of shares for which rights were granted pursuant to such SAR.  At the Effective Time, the shares of Central Jersey Stock paid to the optionholder and SAR holder pursuant to this section shall be converted into the Per Share Stock Consideration at the Effective Time.  The cancellation of Central Jersey Options and SARs in exchange for the consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such Central Jersey Options and SARs.  Prior to the Effective Time, Central Jersey shall take all actions necessary to cancel the outstanding Central Jersey Options and SARs as of the Effective Time.

(b)           Prior to the Effective Time, Central Jersey shall take or cause to be taken all actions required under the Central Jersey Stock Option Plans to provide for the actions set forth in Section 2.3(a).  Central Jersey shall cause the termination, effective as of the Effective Time, of all Central Jersey Stock Option Plans.

Section 2.4.           Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Central Jersey Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of an OceanFirst Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part (to the nearest thousandth) of the fair market value of the Per Share Stock Consideration immediately prior to the Effective Time.  No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

Section 2.5.            Effectuating Conversion.

(a)           Immediately prior to the Effective Time, OceanFirst will deliver or cause to be delivered to the exchange agent the number of OceanFirst Shares issuable and the amount of cash payable by OceanFirst for Central Jersey Shares.  As promptly as practicable after the Effective Time but in no event later than five business days, the exchange agent shall send or cause to be sent to each former holder of record of Central Jersey Shares who did not previously submit a properly completed Election Form (other than holders of Dissenting Shares) transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates formerly representing Central Jersey Shares for the consideration provided for in this Agreement.  The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing Central Jersey Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of Central Jersey Shares to transfer good and marketable title to such Central Jersey Shares to OceanFirst, free and clear of all liens, claims and encumbrances.

(b)           At the Effective Time, the stock transfer books of Central Jersey shall be closed as to holders of Central Jersey Shares immediately prior to the Effective Time and no transfer of Central Jersey Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Central Jersey Shares shall, without any action on the part of any holder thereof, no longer represent Central Jersey Shares.  If, after the Effective Time, certificates are properly presented to the exchange agent, such certificates (other than dissenting Shares) shall be exchanged for the consideration contemplated by this Agreement into which Central Jersey Shares represented thereby were converted in the Merger.

(c)           In the event that any holder of record as of the Effective Time of Central Jersey Shares (other than Dissenting Shares) is unable to deliver the certificate which represents such holder’s Central Jersey Shares, OceanFirst, in the absence of actual notice that any Central Jersey Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser shall deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional OceanFirst Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

(i)               An affidavit or other evidence to the reasonable satisfaction of OceanFirst that any such certificate has been lost, wrongfully taken or destroyed;

(ii)              Such security or indemnity as may be reasonably requested by OceanFirst to indemnify and hold OceanFirst harmless in respect of such stock certificate(s); and

(iii)             Evidence to the satisfaction of OceanFirst that such holder is the owner of Central Jersey Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(d)           If the delivery of the consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing Central Jersey Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of OceanFirst that such tax has been paid or is not applicable.

(e)           No holder of Central Jersey Shares shall be entitled to receive any dividends or distributions declared or made with respect to the OceanFirst Shares with a record date before the Effective Time.  Neither the consideration contemplated by this Agreement nor any dividend or other distribution with respect to OceanFirst Shares where the record date thereof is on or after the Effective Time shall be paid to the holder of any unsurrendered certificate or certificates representing Central Jersey Shares, and OceanFirst shall not be obligated to deliver any of the consideration contemplated by this Agreement or any such dividend or other distribution with respect to OceanFirst Shares until such holder shall surrender the certificate or certificates representing Central Jersey Shares as provided for by the Agreement.  Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing OceanFirst Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement and the amount of any dividends or other distributions with respect to OceanFirst Shares to which such holder is entitled as a holder of OceanFirst Shares.

(f)           Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any affiliate, within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended (“Securities Act”), of Central Jersey (“Central Jersey Affiliate”) shall not be exchanged for certificates representing the OceanFirst Shares to which such Central Jersey Affiliate is entitled pursuant to the terms of this Agreement until OceanFirst has received an Affiliate Letter (as defined in Section 6.10 hereof) from such person as specified in Section 6.10 hereof.

Section 2.6.           Determination of Alternative Structures. Central Jersey hereby agrees that OceanFirst may at any time change the method of effecting the Merger; provided, however, that no such changes shall (a) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Central Jersey as provided for in this Agreement (the “Merger Consideration”), (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) adversely affect the tax treatment of Central Jersey’s shareholders with respect to the Merger Consideration received pursuant to this Agreement.

Section 2.7.           Laws of Escheat. If any of the Merger Consideration due or other payments to be paid or delivered to the holders of Central Jersey Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, OceanFirst or the exchange agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws.  Any other provision of this Agreement notwithstanding, none of Central Jersey, OceanFirst, the exchange agent, nor any other Person acting on behalf of any of them shall be liable to a holder of Central Jersey Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.8.           Dissenting Shares.

(a)           Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the NJBCA; provided, however, that if, in accordance with the NJBCA, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Stock Consideration without interest from OceanFirst. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the NJBCA.

(b)           Central Jersey shall give OceanFirst (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the NJBCA received by Central Jersey and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the NJBCA. Central Jersey shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of OceanFirst, settle or offer to settle any such demands.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CENTRAL JERSEY

Central Jersey hereby represents and warrants to OceanFirst as follows as of the date hereof and as of all times up to and including the Effective Time (except as otherwise provided)(for purposes of this Article III, the representations and warranties of Central Jersey which relate to periods prior to January 1, 2009 include the predecessor companies of Central Jersey):

Section 3.1.            Corporate Organization.

(a)           Central Jersey is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Central Jersey has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in New Jersey and in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.  Central Jersey is duly registered as a bank holding company.  True and correct copies of the Certificate of Incorporation and the Bylaws of Central Jersey, each as amended to the date hereof, have been made available to OceanFirst.

(b)           Central Jersey Bank is a national bank duly organized and validly existing under the laws of the United States.  Central Jersey Bank has the corporate power and authority to own or lease all of its assets and to carry on its business as such business is now being conducted.  True and correct copies of the Articles of Association and Bylaws of Central Jersey Bank have been made available to OceanFirst.

(c)           Each direct or indirect subsidiary of Central Jersey (hereinafter referred to as a “subsidiary” or “subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(d)           Central Jersey and each of its subsidiaries has in effect all federal, state, local and foreign governmental, regulatory, securities brokerage, and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Central

Jersey and its subsidiaries taken as a whole.  True and correct copies of the charter or certificate of incorporation and bylaws of each subsidiary have been made available to OceanFirst.

(e)           Schedule 3.1(e) lists all subsidiaries of Central Jersey and all entities (whether corporations, limited liability companies, partnerships or similar organizations), including the corresponding percentage ownership, in which Central Jersey owns, directly or indirectly, any of the ownership interests as of the date of this Agreement, excluding equity interests in Central Jersey Bank’s investment portfolio, and indicates for each subsidiary or other entity as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All of such subsidiaries and other entities are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests.  Central Jersey owns either directly or indirectly, all of the outstanding capital stock of each of its subsidiaries.  With the exception of Central Jersey Bank, no subsidiary of Central Jersey is an “insured depositary institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.  All of the shares of capital stock of each of the subsidiaries of Central Jersey are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights and are owned by Central Jersey free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

(f)           The respective minute books of Central Jersey and each subsidiary of Central Jersey contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

Section 3.2.           Capitalization. The authorized capital stock of Central Jersey consists of 100,000,000 Central Jersey Shares, of which 9,104,699 are issued and outstanding as of the date hereof (exclusive of any such shares held in the treasury of Central Jersey) and 10,000,000 shares of serial preferred stock, liquidation value $1,000.00 per share, $0.01 par value per share of which 11,300 shares are issued and outstanding as of the date hereof.  All of the issued and outstanding Central Jersey Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable.  As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Central Jersey, or any securities or rights convertible into or exchangeable for shares of capital stock of Central Jersey, except for options to purchase 1,185,780 Central Jersey Shares and 115,763 Stock Appreciation Rights under the Central Jersey Option Plan. Schedule 3.2(a) sets forth the name of each holder of a Central Jersey option, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, the exercise price as adjusted and whether the Central Jersey option is an incentive stock option or a nonqualified stock option.  Schedule 3.2(b) sets forth the name of each holder of a Central Jersey SAR, the number of rights each holder has, the grant, vesting and expiration dates and the exercise price of each right as adjusted.

Section 3.3.            Financial Statements; Filings.

(a)           Central Jersey has previously made available to OceanFirst copies of the audited consolidated financial statements of Central Jersey as of and for the years ended December 31, 2008 and December 31, 2007 and unaudited consolidated financial statements for the quarter ended March 31, 2009, and Central Jersey shall deliver to OceanFirst, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter (or other reporting period) or year of Central Jersey, the additional consolidated financial statements of Central Jersey as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Central Jersey”).

(b)           Each of the Financial Statements of Central Jersey (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Central Jersey have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of Central Jersey (including the related notes, where applicable) fairly present or will fairly present the financial position of Central Jersey on a consolidated basis, as applicable, as of the respective dates thereof and fairly present or will fairly present the results of operations of Central Jersey on a consolidated basis, as applicable, for the respective periods therein set forth.

Section 3.4.           Loan Portfolio; Reserves.  All evidences of indebtedness reflected as assets in the Financial Statements of Central Jersey were (or will be, as the case may be) as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except (i) as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity and (ii) the allowances for possible loan losses shown on the Financial Statements of Central Jersey were, and the allowance for possible loan losses to be shown on the Financial Statements of Central Jersey as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Central Jersey and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 3.5.           Certain Loans and Related Matters. Except as set forth in Schedule 3.5, neither Central Jersey nor any of its subsidiaries is a Party to any written: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or, to the Knowledge of Central Jersey, in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified by Central Jersey or any Regulatory Authority as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; or (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Central Jersey or any Central Jersey subsidiary or any five percent (5%) shareholder of Central Jersey or any Central Jersey subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

Section 3.6.            Authority; No Violation.

(a)           Central Jersey has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Central Jersey and OceanFirst and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The Board of Directors of Central Jersey has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to Central Jersey’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders and the shareholders of OceanFirst and the execution and filing of the Certificate of Merger, no other corporate proceeding on the part of Central Jersey is necessary to consummate the transactions so contemplated.

(b)           This Agreement (assuming due authorization, execution and delivery by OceanFirst), constitutes a valid and binding obligation of Central Jersey, and will be enforceable against Central Jersey in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(c)           Neither the execution and delivery of this Agreement by Central Jersey nor the consummation by Central Jersey of the transactions contemplated hereby, nor compliance by Central Jersey or any of its subsidiaries with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Central Jersey or the organizational documents of its subsidiaries, (ii) to the Knowledge of Central Jersey, assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Central Jersey or its subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Central Jersey or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Central Jersey or any of its subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected except such violations, breaches or defaults that would not, individually or in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

Section 3.7.           Consents and Approvals. Except for (i) the requisite approvals of the shareholders of Central Jersey and OceanFirst pursuant to the joint proxy statement and Prospectus of Central Jersey and OceanFirst relating to the meetings of the shareholders of Central Jersey and OceanFirst at which the Merger is to be considered (the “Joint Proxy Statement/Prospectus”); (ii) the Consents of the Regulatory Authorities; (iii) the filing of Certificate of Merger with the States of Delaware and New Jersey; and (iv) as set forth in Schedule 3.7, no consents or approvals by, or filings or registrations with, any third Party or any public body, agency or authority are necessary in connection with the execution and delivery by Central Jersey of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.8.           Broker’s Fees. Except for Sandler O’Neill + Partners, L.P., whose engagement letter is set forth in Schedule 3.8, neither Central Jersey, any of its subsidiaries nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9.           Absence of Certain Changes or Events. Except as set forth in Schedule 3.9, since March 31, 2009, there has not been any (a) declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of Central Jersey Shares, (b) increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 2009 (which amounts have been previously disclosed to OceanFirst), (c) grant of any severance or termination pay, entry into any contract to make or grant any severance or termination pay, (d) grant of any Central Jersey Options or other derivative security or paid any bonus (e) strike, work stoppage, slow-down, or other labor disturbance, (f) actions of the type set forth in Section 5.1 hereof, or (g) change or any event involving a prospective change in the condition of Central Jersey and its subsidiaries taken as a whole or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the condition of Central Jersey and its subsidiaries taken as a whole.

Section 3.10.          Legal Proceedings; Etc.

(a)           Schedule 3.10(a) sets forth a true and correct summary description as of the date hereof of any pending, or to Central Jersey’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Central Jersey and its subsidiaries, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought, other than foreclosure and other collection proceedings.

(b)           Neither Central Jersey nor any of its subsidiaries, is a party to any, and there are no pending or, to the Knowledge of Central Jersey and each Central Jersey subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Central Jersey in which there is a reasonable probability of any material recovery or other Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole or challenging the validity or propriety of the transactions contemplated by this Agreement; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Central Jersey which has had, or is reasonably likely to have, a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole, and there is no default by Central Jersey or any of its subsidiaries under any material contract or agreement to which Central Jersey or any of its subsidiaries is a Party which has had or is reasonably likely to have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(c)           Except as set forth in Schedule 3.10(c), (i) to Central Jersey’s Knowledge, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending or threatened against any of the directors or officers of Central Jersey or any of its subsidiaries in their capacities as such, and (ii) no director or officer of Central Jersey or any of its subsidiaries currently is being indemnified or seeking to be indemnified by Central Jersey or any of its subsidiaries pursuant to applicable law or their governing documents.

Section 3.11.          Taxes and Tax Returns.

(a)           Central Jersey has previously  made available to OceanFirst copies of the federal, state and local income tax returns of Central Jersey and, if consolidated returns do not exist for all periods, of each of its subsidiaries, for the years 2006, 2007 and 2008 and all schedules and exhibits thereto, and such returns have not been examined by the Internal Revenue Service (the “IRS”) or any other taxing authority. Central Jersey and its subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired, and all such tax returns are true and complete in all material respects.  Central Jersey and its subsidiaries have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by Central Jersey or any of its subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Central Jersey and any of its subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) would not, individually or in the aggregate, result in a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.  The amounts set forth as liabilities for taxes on the Financial Statements of Central Jersey are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles.  Neither Central Jersey nor any of its subsidiaries is responsible for the taxes of any other person other than Central Jersey and any of its respective subsidiaries under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

(b)           No federal, state, or local audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns filed by or on behalf of the Central Jersey or any of its subsidiaries.  Except as disclosed in Schedule 3.11(b), neither of Central Jersey nor any of its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Central Jersey or any of its subsidiaries, have been adequately provided for in the Financial Statements of Central Jersey.

(c)           Except as set forth on Schedule 3.11(c), neither Central Jersey nor any of its subsidiaries has made any payment, is obligated to make any payment or is a Party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(d)           There has not been an ownership change, as defined in Section 382(g) of the Code, of Central Jersey or any of its subsidiaries that occurred during or after any taxable period in which Central Jersey or any of its subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of Central Jersey immediately preceding the date of this Agreement.

(e)           Neither Central Jersey nor any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Central Jersey or any of its subsidiaries.

(f)           To the Knowledge of Central Jersey, Central Jersey and its subsidiaries have withheld and paid over to taxing authorities all taxes required to be withheld from those workers who would be treated as employees, and any deferred compensation plans are in compliance with Section 409A of the Code.

Section 3.12.          Employee Benefit Plans.

(a)           Schedule 3.12(a) sets forth a complete list of all Employee Benefit Plans.  Central Jersey and its subsidiaries have, with respect to each such plan, made available to OceanFirst true and complete copies of: (i) all current plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all current summary plan descriptions; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; and (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the IRS, or in the case of a prototype or volume submitter plan document, a copy of the most recent favorable opinion letter from the IRS; and (vii) copies of any IRS or U.S. Department of Labor notices that assert any material deficiency, penalty, or excise tax with respect to any such plan.

(b)           At no time has Central Jersey, any of its ERISA Affiliates ever maintained, established, sponsored, participated in or contributed to an employee benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(c)           Each Employee Benefit Plan, other than any 401(k) plan, can be terminated or otherwise discontinued after the Effective Time in accordance with its terms without liability to OceanFirst or any subsidiary (other than ordinary administrative expenses typically incurred in a termination event).

(d)           All Employee Benefit Plans have been administered in accordance with their terms and comply in all material respects with the provisions of ERISA and the Code that are applicable, including, but not limited to, COBRA, HIPAA and any similar state law.  Neither Central Jersey nor any of its subsidiaries has any material liability under any such plan that is not reflected in the Financial Statements of Central Jersey.  For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of Title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(e)           No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA; and no actions have occurred which could result in the imposition of a material penalty under any section or provision of ERISA.

(f)           Except as described in Schedule 3.12(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or obligation (including, without limitation, severance, bonus, deferred compensation, retirement, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Central Jersey or any of its subsidiaries under any Employee Benefit Plan or otherwise, (ii) materially increase any benefits or obligations otherwise payable under any Employee Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits or obligations or (iv) result in a violation of Section 111 of the Emergency Economic Recovery Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), and regulations adopted thereunder by the United States Department of the Treasury (together referred to as the “Section 111 Rules”).

(g)           No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(3) of ERISA.  Central Jersey and its subsidiaries and any ERISA Affiliate have never been a party to or participant in a multiemployer plan.

(h)           There are no actions, liens, suits or claims pending or, to the Knowledge of Central Jersey, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. No assets of Central Jersey or its subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(i)           Each Employee Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code has received a favorable determination letter from the IRS to the effect that it so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code or a favorable opinion letter from the IRS with respect to any Employee Benefit Plan that is set forth in a prototype or volume submitter plan document.  To the Knowledge of Central Jersey, no event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

(j)           No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA.  No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(k)           Each employee pension benefit plan, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA.  No assets of Central Jersey or any of its subsidiaries are allocated to or held in a grantor trust or “rabbi trust” or similar funding vehicle.

(l)           Except as set forth on Schedule 3.12(l), no Employee Benefit Plan provides benefits to any current or former employee of Central Jersey or its subsidiaries following the retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).

(m)           With respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise properly footnoted in accordance with generally accepted accounting principles on the Financial Statements of Central Jersey.  All contributions or premiums owed by Central Jersey or any subsidiary with respect to Employee Benefit Plans under law, contract or otherwise have been made in full and on a timely basis.

(n)           No Employee Benefit Plan is under IRS or U.S. Department of Labor examination or has received notice that such an examination is pending nor has any Employee Benefit Plan been submitted to a voluntary IRS or U.S. Department of Labor correction program.

Section 3.13.          Title and Related Matters.

(a)           Except as set forth on Schedule 3.13(a), each of Central Jersey and its subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under the name of any of them on the Financial Statements of Central Jersey or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 2009), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Central Jersey or incurred in the ordinary course of business after March 31, 2009, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that would not in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(b)           All agreements pursuant to which Central Jersey or any of its subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event with respect to Central Jersey which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.  Except as set forth on Schedule 3.13(b), Central Jersey and its subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

(c)           Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by Central Jersey and its subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Central Jersey and its subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14.          Real Estate.

(a)           Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by Central Jersey or its subsidiaries or in which Central Jersey or its subsidiaries has any ownership or leasehold interest.

(b)           Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Central Jersey is the lessee of any real property and which relates in any manner to the operation of the businesses of Central Jersey.

(c)           As to each parcel of real property owned or used by Central Jersey or any of its subsidiaries, Central Jersey has not received notice of any pending or, to the Knowledge of Central Jersey, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15.          Environmental Matters.

(a)           To the Knowledge of Central Jersey, each of Central Jersey, its subsidiaries, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such material compliance with all applicable federal, state and local laws, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined herein) in the environment or workplace except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(b)           There is no litigation pending or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened before any court, governmental agency or board or other forum in which Central Jersey or, to the Knowledge of Central Jersey, any Participation Facility, has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined herein) or (ii) relating to the release into the environment of any Hazardous Material (as defined herein), whether or not occurring at, on or involving a site owned, leased or operated by Central Jersey, any of its subsidiaries, or any Participation Facility except for litigation that would not, individually or in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(c)           There is no litigation pending or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Central Jersey in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible Party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property except for litigation that would not, individually or in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(d)           To the Knowledge of Central Jersey, there is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

(e)           To the Knowledge of Central Jersey, during the period of (i) ownership or operation by Central Jersey or any of its subsidiaries of any of its current properties, (ii) participation by Central Jersey or any of its subsidiaries in the management of any Participation Facility, or (iii) holding by Central Jersey or any of its subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties except for releases that would not, individually or in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

(f)           Prior to the period of (i) ownership or operation by Central Jersey or any of its subsidiaries of any of its current properties, (ii) participation by Central Jersey or any of its subsidiaries in the management of any Participation Facility, or (iii) holding by Central Jersey or any of its subsidiaries of a security interest in any Loan Property, to the Knowledge of Central Jersey or any of its subsidiaries, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property except for releases that would not, individually or in the aggregate have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

Section 3.16.          Commitments and Contracts.

(a)           Except for this Agreement or as set forth in Schedule 3.16(a), none of Central Jersey or any of its subsidiaries is a party or subject to any of the following:

(i)           any agreement, contract, arrangement, commitment, or understanding (whether written or oral) that is material to the financial condition, results of operations or business of Central Jersey or any of its subsidiaries when taken as a whole;

(ii)           any employment, consulting or severance contract or arrangement with any officer, director or employee, except for oral “at will” arrangements;

(iii)           any plan, arrangement or contract providing for bonuses, pensions, options, restricted stock, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officers, directors or employees of Central Jersey or any of its subsidiaries;

(iv)           any collective bargaining agreement with any labor union relating to employees of Central Jersey or any of its subsidiaries;

(v)           any agreement which by its terms limits the payment of dividends by Central Jersey or any of its subsidiaries;

(vi)           any material instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Central Jersey or any of its subsidiaries is an obligor to any person, which instrument evidences or relates to indebtedness other than loans extended by Central Jersey, advances from the Federal Home Loan Bank (“FHLB”), deposits, repurchase agreements, bankers acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds,” or which contain financial covenants or other restrictions (other than those relating to the payment of principal ad interest when due) which would become applicable on or after the Effective Time to Central Jersey or any of its subsidiaries;

(vii)         any contract limiting the freedom of Central Jersey or any of its subsidiaries to engage in any type of bank or banking-related business permissible under law;

(viii)        any contract relating to the acquisition of any business that has not been fully formed, including when contingent compensation remains to be paid;

(ix)          any contract or agreement pursuant to which Central Jersey or any of its subsidiaries is obligated to make payments in excess of $25,000 on an annual basis that cannot be terminated by Central Jersey or any of its subsidiaries without penalty upon 90 days or less notice; and

(x)           any other contract or agreement which would be required to be disclosed in reports filed by Central Jersey with the Securities and Exchange Commission (“SEC”), the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) or the Office of Comptroller of the Currency (the “OCC”) and which has not been so disclosed.

(b)           Except as set forth on Schedule 3.16(b), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the material service contracts (including leases, agreements or licenses) to which Central Jersey or any of its subsidiaries is a party (“Service Contracts”), or modification or acceleration of any of the terms of such Service Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Service Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(c)           Schedule 3.16(c) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically data processing agreements) to which Central Jersey is a Party.

(d)           Neither Central Jersey or any of its subsidiaries is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such default.

(e)           True and correct copies of material contracts, leases, agreements, plans, arrangements and instruments referred to in Section 3.16(a), (b), or (c) have been provided to OceanFirst on or before the date hereof, as listed in the respective disclosure schedules and are in full force and effect on the date hereof.

(f)           To the Knowledge of Central Jersey, there are no voting agreements, voting trusts or other agreements among shareholders of Central Jersey.

Section 3.17.         Regulatory Matters. None of Central Jersey or any of its subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder.

Section 3.18.         Registration Obligations. Central Jersey is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933 or any state securities laws.

Section 3.19.         Antitakeover Provisions. Central Jersey has taken all actions required to exempt Central Jersey, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations, including, without limitation, the New Jersey Shareholders Protection Act.

Section 3.20.         Insurance. Central Jersey and its subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business and of a similar size would, in accordance with good business practice, customarily be insured.  To the Knowledge of Central Jersey, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Central Jersey and each Central Jersey subsidiary provide adequate coverage against loss, and the fidelity bonds in effect as to which Central Jersey is named an insured are sufficient for their purpose.  Such policies of insurance are listed and described in Schedule 3.20 and are in full force and effect.  Neither Central Jersey nor any of its subsidiaries are in material default thereunder and all claims thereunder have been filed in due and timely fashion.

Section 3.21.          Labor.

(a)           No work stoppage involving Central Jersey or any of its subsidiaries is pending as of the date hereof or, to the Knowledge of Central Jersey and its subsidiaries, threatened.  None of Central Jersey or any of its subsidiaries is involved in, or, to the Knowledge of Central Jersey and its subsidiaries, threatened with or affected by, any proceeding asserting that Central Jersey or any of its subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on Central Jersey and its subsidiaries, taken as a whole.  No union represents or, to the Knowledge of Central Jersey, claims to represent any employees of Central Jersey or its subsidiaries, and, to the Knowledge of Central Jersey and its subsidiaries, and, to the Knowledge of Central Jersey, no labor union is attempting to organize employees of Central Jersey or its subsidiaries.

(b)           Except as set forth on Schedule 3.21(b), the consummation of the transactions contemplated hereby will not cause OceanFirst to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity.  Except as set forth on Schedule 3.16(a) hereto, no employee of Central Jersey or its subsidiaries has any contractual right to continued employment by Central Jersey.

(c)           To the Knowledge of Central Jersey, Central Jersey and its subsidiaries are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d)           Except as set forth on Schedule 3.21(d) hereto, there has not been, there is not presently pending or existing and to the Knowledge of Central Jersey there is not threatened any proceeding against or affecting Central Jersey or its subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Central Jersey or its subsidiaries.

Section 3.22.         Compliance with Laws. Each of Central Jersey and its subsidiaries has conducted its business in accordance in all material respects with all applicable federal, state and local laws, regulations and orders, and each is in material compliance with such laws, regulations and orders.  Except as disclosed in Schedule 3.22, Central Jersey and each of its subsidiaries:

(a)           are not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole),

(b)           has not received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that Central Jersey or any of its subsidiaries are not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces except where such noncompliance would not have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole, (ii) threatening to revoke any permit or license, (iii) requiring Central Jersey or any of its subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, the operations of Central Jersey or any of its subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions applicable to similarly-situated companies and their subsidiaries, including restrictions applicable to participants in the TARP Program (as hereinafter defined)), and

(c)           has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause Central Jersey or any of its subsidiaries: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; as well as the provisions of the information security program adopted by Central Jersey or any of its subsidiaries pursuant to 12 C.F.R. Part 208.  Furthermore, the Board of Directors of Central Jersey has adopted and Central Jersey has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

Section 3.23.         Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Central Jersey at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) obligations under Employee Benefit Plans of Central Jersey and its subsidiaries set forth in Schedule 3.12 or any employment contract set forth in Schedule 3.16(a), (d) any loans or deposit agreements entered into in the ordinary course with customers of Central Jersey, and (e) except as set forth in Schedule 3.23, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.24.         Derivative Contracts. Neither Central Jersey nor any of its subsidiaries is a party to and have not agreed to enter into an exchange-traded or over-the-counter swap,

forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Central Jersey which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 3.24.

Section 3.25.         Deposits. None of the deposits of Central Jersey or any of its subsidiaries are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of Central Jersey’s.

Section 3.26.          Accounting Controls; Disclosure Controls.

(a)           Central Jersey has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Central Jersey and its subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Central Jersey and its subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Central Jersey and its subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Central Jersey and its subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(b)           Since December 31, 2008, there have been no significant changes in the internal controls utilized by Central Jersey or any of its subsidiaries (“Internal Controls”) with respect to their financial records or in other factors that could significantly affect the Internal Controls, including any corrective actions with regard to significant deficiencies and material weakness.  There are no significant deficiencies in the design or operation of the Internal Controls which would adversely affect the ability of Central Jersey or any of its subsidiaries to record, process, summarize and report financial data, and there are no material weaknesses in the Internal Controls.  Central Jersey is not aware of any fraud or suspected fraud, whether or not material, which involves management or other employees who have a significant role in preparing Central Jersey’s consolidated financial statements.

Section 3.27.         Deposit Insurance. The deposit accounts of Central Jersey Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”).  Central Jersey has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 3.28.         Intellectual Property. Schedule 3.28 sets forth all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefore, (iii) trade secrets, (iv) inventions, discoveries, designs and drawings, (v) computer software, and (vi) patents and patent applications owned, licensed or otherwise used by Central Jersey and any of its subsidiaries (collectively the “Intellectual Property Rights”). Neither Central Jersey nor any of its subsidiaries has granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not.  The Intellectual Property Rights will not cease to be the rights of Central Jersey, or its successor, or be impaired by reason of performance of this Agreement or the consummation of the transactions contemplated hereby.  No other Person (i) has notified Central Jersey or any of its subsidiaries that such Person claims any ownership or right of use of the Intellectual Property Rights or, (ii) to the Knowledge of Central Jersey or any of its subsidiaries, is infringing upon any Intellectual Property Rights of Central Jersey or any of its subsidiaries.  To the Knowledge of Central Jersey and its subsidiaries, the use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any Person.  No written notice has been received and not fully resolved and no action has been instituted or, to the Knowledge of Central Jersey and its subsidiaries, threatened against Central Jersey or any of its subsidiaries alleging that the use of the Intellectual Property Rights infringes upon or otherwise violates the rights of any Person.

Section 3.29.         Absence of Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the financial statements included in the Central Jersey Form 10-Q for the period ended March 31, 2009, and for liabilities incurred in the ordinary course of business consistent with past practices or in connection with this Agreement or the transactions contemplated hereby or as set forth in Schedule 3.29, since March 31, 2009, neither Central Jersey nor any of its subsidiaries has paid or incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had or is reasonably expected to have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.

Section 3.30.         Reports. Since December 31, 2007, Central Jersey and each of its subsidiaries have timely filed, and subsequent to the date of this Agreement and prior to the Effective Time will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all communications mailed by Central Jersey to its shareholders, and (ii) any federal or state bank regulatory authority, including the OCC, FRB and the FDIC (collectively, the “Central Jersey Reports”).  As of the respective dates, the Central Jersey Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the rules and regulations of the SEC or such federal or state banking authority to the extent applicable thereto, and all such reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 3.31.          Fairness Opinion. Prior to the execution of this Agreement, the Central Jersey Board has received the written opinion of Central Jersey’s financial advisor, Sandler O’Neill + Partners, L.P., to the effect that as of the date hereof, and based upon and subject to the matters set forth herein, the exchange ratio as set forth in Section 2.1(b) is fair, from a financial point of view, to the shareholders of Central Jersey.  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32.          Investment Securities. Except as set forth on Schedule 3.32, no Central Jersey investment security or mortgage backed security held by Central Jersey or any of its subsidiaries, were it to be held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications.

Section 3.33.          Proxy Materials. None of the information relating to Central Jersey to be included in the Joint Proxy Statement/Prospectus which is to be mailed to the shareholders of Central Jersey and OceanFirst in connection with the solicitation of their approval of this Agreement will, at the time such Joint Proxy Statement/Prospectus is mailed or at the time of the meetings of shareholders to which such Joint Proxy Statement/Prospectus relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 3.34.          Ownership of OceanFirst Common Stock. Except as set forth in Schedule 3.34, none of Central Jersey, its subsidiaries or their respective directors or executive officers, (i) beneficially own, directly or indirectly, or (ii) are a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of OceanFirst.

Section 3.35.          Transactions With Affiliates. All “covered transactions” between Central Jersey and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder have been in compliance with such provisions.

Section 3.36.          Indemnification. Except as set forth in Schedule 3.36(a) and except as provided in its indemnification agreement with Sandler, or the Articles of Incorporation and Bylaws of Central Jersey, Central Jersey is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Central Jersey (a “Covered Person”), and, except as set forth in Schedule 3.36(b), to Central Jersey’s Knowledge, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation and Bylaws of Central Jersey, or under the governing documents of any of Central Jersey’s subsidiaries, applicable law, regulation or any indemnification agreement.

Section 3.37.          Voting Agreements. The Central Jersey directors and officers set forth in Schedule 3.37, have entered into a Voting Agreement, the form of which is attached in Exhibit A-1, hereto.

Section 3.38.          Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Schedules of Central Jersey and its subsidiaries contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF OCEANFIRST

OceanFirst hereby represents and warrants to Central Jersey as follows as of the date hereof and as of all times up to and including the Effective Time (except as otherwise provided):

Section 4.1.            Organization and Related Matters of OceanFirst.

(a)           OceanFirst is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  OceanFirst has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and OceanFirst is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by OceanFirst, or the character or location of the properties and assets owned or leased by OceanFirst makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on OceanFirst and OceanFirst Bank taken as a whole.  OceanFirst is a savings and loan holding company duly registered with the OTS under the Home Owners Loan Act of 1934, as amended.  True and correct copies of the Certificate of Incorporation of OceanFirst and the Bylaws of OceanFirst, each as amended to the date hereof, have been made available to Central Jersey.

(b)           OceanFirst Bank is a federally chartered savings association duly organized, validly existing and in good standing under the laws of the State of the United States.  OceanFirst Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and OceanFirst Bank is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by OceanFirst Bank, or the character or location of the properties and assets owned or leased by OceanFirst Bank makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on OceanFirst and OceanFirst Bank taken as a whole. True and correct copies of the Charter of OceanFirst Bank and the Bylaws of OceanFirst Bank, each as amended to the date hereof, have been made available to Central Jersey.

(c)           OceanFirst has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on OceanFirst and OceanFirst Bank taken as a whole.

(d)           OceanFirst has no direct or indirect subsidiaries except for OceanFirst Bank; Columbia Home Loans, LLC; OceanFirst REIT Holdings, Inc.; OceanFirst Services, LLC, OFB Reinsurance, Ltd. and OceanFirst Realty Corp.

Section 4.2.           Capitalization. The authorized capital stock of OceanFirst consists of 55,000,000 shares of common stock, $0.01 par value of which 12,369,543 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, $1,000 liquidation preference value, $0.01 par value, of which 38,263 shares are issued and outstanding as of the date hereof.  All issued and outstanding shares of OceanFirst are duly authorized and validly issued and all such shares are fully paid and non-assessable and free of preemptive rights.

Section 4.3.           Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Board of Directors of OceanFirst, and no other corporate proceedings on the part of OceanFirst are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement is the valid and binding obligation of OceanFirst enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or Bylaws of OceanFirst or the organizational documents of its subsidiaries or, (ii) (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of OceanFirst or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which OceanFirst or any of its subsidiaries is a party, or by which OceanFirst or any of its subsidiaries or any of their properties or assets may be bound or affected, or (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to OceanFirst or any of its subsidiaries or any of their material properties or assets, except such violations that would not individually or in the aggregate, have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole.

Section 4.4.            Financial Statements.

(a)           OceanFirst has made available to Central Jersey copies of audited consolidated financial statements of OceanFirst as of and for the years ended December 31, 2008 and 2007 and unaudited consolidated financial statements for the quarter ended March 31, 2009, and OceanFirst will make available to Central Jersey, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of OceanFirst, the consolidated financial statements of OceanFirst as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of OceanFirst”).

(b)           Each of the Financial Statements of OceanFirst (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of OceanFirst have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of OceanFirst (including the related notes) fairly presents or will fairly present the consolidated financial position of OceanFirst on a consolidated basis as of the respective dates thereof and fairly presents or will fairly present the results of operations of OceanFirst on a consolidated basis for the respective periods therein set forth.

(c)           Since March 31, 2009, OceanFirst has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole.  Since March 31, 2009, OceanFirst has not incurred or paid any obligation or liability which would be material to OceanFirst and its subsidiaries taken as a whole, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

Section 4.5.            Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the shareholders of Central Jersey and OceanFirst pursuant to the Joint Proxy Statement/Prospectus; and (iii) the filing of a Certificate of Merger with the State of Delaware and the filing of a Certificate of Merger with the State of New Jersey, no consents or approvals by, or filings or registrations with, any third Party or any public body, agency or authority are necessary in connection with the execution and delivery by OceanFirst of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.6.            Proxy Materials. None of the information relating solely to OceanFirst and its subsidiaries to be included or incorporated by reference in the Joint Proxy Statement/ Prospectus which is to be mailed to the shareholders of Central Jersey and OceanFirst in connection with the solicitation of their approval of this Agreement will, at the time such Joint Proxy Statement/Prospectus is mailed or at the time of the meetings of shareholders of Central Jersey and OceanFirst to which such Joint Proxy Statement/Prospectus relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 4.7.            Regulatory Matters. OceanFirst has not agreed to take any action, has no Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters relating to the Community Reinvestment Act.

Section 4.8.           Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the Schedules of OceanFirst contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9.           Absence of Certain Changes or Events. Since March 31, 2009, there has not been any change or any event which has had, or is reasonably likely to have, a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole, or a combination of such changes or events which has had, or is reasonably likely to have, a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such change or event in the future.

Section 4.10.          Legal Proceedings; Etc.

(a)           Except as asset forth on Schedule 4.10(a), neither OceanFirst nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of OceanFirst, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against OceanFirst or any of its subsidiaries, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought, other than foreclosure and other collection proceedings.

(b)           Neither OceanFirst nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of OceanFirst, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against OceanFirst and its subsidiaries in which there is a reasonable probability of any material recovery or other Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against OceanFirst or any of its subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole and there is no default by OceanFirst or any of its subsidiaries under any material contract or agreement to which OceanFirst is a party which has had or is reasonably likely to have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole.

Section 4.11.         Compliance with Laws. Each of OceanFirst and its subsidiaries has conducted its business in accordance with all applicable federal, state and local laws, regulations and orders, and each is in material compliance with such laws, regulations and orders.  Neither OceanFirst nor any of its subsidiaries:

(a)           is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole), and

(b)           has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that OceanFirst or any of its subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces except where such noncompliance would not have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole, (ii) threatening to revoke any permit or license, (iii) requiring OceanFirst or any of its subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, the operations of OceanFirst or any of its subsidiaries, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions applicable to similarly-situated companies and their subsidiaries, including restrictions applicable to participants in the TARP Program).

(c)           has Knowledge of, has been advised of, and has reason to believe that any facts or circumstances exist, which would cause OceanFirst or any of its subsidiaries: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; as well as the provisions of the information security program adopted by OceanFirst or any of its subsidiaries pursuant to 12 C.F.R. Part 570.  Furthermore, the Board of Directors of OceanFirst has adopted and OceanFirst has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

           Section 4.12.              Antitakeover Provisions. OceanFirst has taken all actions required to exempt OceanFirst, this Agreement and the Merger from any provisions of an antitakeover nature contained in its organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 4.13.          Accounting Controls; Disclosure Controls.

(a)           OceanFirst has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of OceanFirst and its subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as OceanFirst and its subsidiaries or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of OceanFirst and its subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of OceanFirst and its subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(b)           Since December 31, 2008 there have been no significant changes in the internal controls utilized by OceanFirst or any of its subsidiaries (“OceanFirst Internal Controls”) with respect to its financial records or in other factors that could significantly affect the OceanFirst Internal Controls, including any corrective actions with regard to significant deficiencies and material weakness.  There are no significant deficiencies in the design or operation of the OceanFirst Internal Controls which would adversely affect the ability of OceanFirst or any of its subsidiaries to record, process, summarize and report financial data, and there are no material weaknesses in the OceanFirst Internal Controls.  OceanFirst is not aware of any fraud or suspected fraud, whether or not material, which involves management or other employees who have a significant role in preparing OceanFirst Bank’s consolidated financial statements.

Section 4.14.          Deposit Insurance. The deposit accounts of OceanFirst Bank are insured by the FDIC in accordance with the provisions of the Act.  OceanFirst Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

Section 4.15.          Absence of Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the financial statements included in the OceanFirst Form 10-Q for the period ended March 31, 2009 and for liabilities incurred in the ordinary course of business consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, since March 31, 2009, neither OceanFirst nor any of its subsidiaries has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had or is reasonably expected to have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole.

Section 4.16.          Reports. Since December 31, 2007, OceanFirst and each of its subsidiaries have timely filed, and subsequent to the date of this Agreement and prior to the Effective Time will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all communications mailed by OceanFirst to its shareholders, and (ii) the OTS (collectively, the “OceanFirst Reports”).  As of the respective dates, the OceanFirst Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the rules and regulations under the Exchange Act to the extent applicable thereto, and all such reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 4.17.          Fairness Opinion. Prior to the execution of this Agreement, the OceanFirst Board has received the written opinion of OceanFirst’s financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that as of the date hereof, and based upon and subject to the matters set forth herein, the Merger Consideration is fair, from a financial point of view, to the shareholders of OceanFirst.  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.18.          Voting Agreements. The OceanFirst directors and officers set forth in Schedule 4.18, have entered into a Voting Agreement, the form of which is attached in Exhibit A-2, hereto.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1.            Conduct of the Business of Central Jersey and OceanFirst.

(a)           During the period from the date of this Agreement to the Effective Time, each of Central Jersey and OceanFirst shall, and shall cause their respective subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles and in compliance in all material respects with all applicable laws and regulations, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) preserve the goodwill of its customers and its subsidiaries and others with whom business relationships exist, (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of the Parties to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement, (v) not take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied, (vi) knowingly commit any act or omission which constitutes a material breach or default under any agreement with any Regulatory Authority or under any material contract to which any of them is a party or by which any of them or their respective Parties is bound, (vii) knowingly take any action that would, or would reasonably be expected to, prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code, (ix) enter into any new material line of business; change its material lending, investment, underwriting, risk and assets/liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed, or (x) knowingly take any action or fail to take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, or a material violation of any provision of this Agreement, except in each case as may be required by applicable law or regulation.

(b)           During the period from the date of this Agreement to the Effective Time, except as required by law or regulation or the terms of this Agreement, Central Jersey shall not, and it shall not permit any Central Jersey subsidiary, without the prior written consent of OceanFirst (which consent shall not be unreasonably withheld), to:

(i)           change, delete or add any provision of or to the Certificate of Incorporation or Bylaws of Central Jersey or the organizational documents of any subsidiary;

(ii)           except for the issuance of Central Jersey Shares pursuant to the terms of the Central Jersey Options and SARs outstanding on the date hereof and disclosed in Schedule 3.2(a) and 3.2(b), change the number of shares of the authorized, issued or outstanding capital stock of Central Jersey, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue, grant or modify any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Central Jersey, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Central Jersey;

(iii)           incur any material liabilities or material obligations (other than deposit liabilities, FHLB borrowings and short-term borrowings in the ordinary course of business and consistent with past practice), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv)           make any capital expenditures not included in Central Jersey’s capital expenditures budget, attached hereto as Schedule 5.1(b)(iv), in excess of $25,000 individually or $100,000 in the aggregate;

(v)           sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein except in the ordinary course of business;

(vi)           except as provided in Schedule 5.1(b)(vi), pay any bonuses to any employee, officer, director other than in the ordinary course of business consistent with past practices or grant any salary increases to officers except for merit-based or annual salary increases in the ordinary course of business consistent with past practices, provided that notwithstanding any provision of this Section 5.1(b)(vi), Central Jersey may not pay any bonus in violation of the Section 111 Rules;

(vii)           enter into or extend any agreement, lease or license relating to real property (other than capital expenditures permitted under (iv) above), personal property, data processing or bankcard functions relating to Central Jersey;

(viii)         acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person;

(ix)           originate, purchase, extend or grant any loan other than in the ordinary course of business;

(x)            file any applications or make any contract with respect to branching by Central Jersey or any of its subsidiaries (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property, other than in connection with foreclosing proceedings;

(xi)           form any new subsidiary or cause or permit a material change in the activities presently conducted by any subsidiary of Central Jersey or make additional investments in subsidiaries;

(xii)           increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Central Jersey’s past practices;

(xiii)         change any method of accounting principles or practices other than changes required by applicable law or United States generally accepted accounting principles or regulatory accounting principles;

(xiv)         enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with respect thereto with OceanFirst, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 5.1(b)(xiv)), any employment, change of control, pension, retirement, supplemental executive retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Central Jersey or its subsidiaries or take any action to accelerate the vesting or exercisability of stock options (other than as a result of the execution of this Agreement or consummation of the Merger), restricted stock or other compensation or benefits payable thereunder, provided that notwithstanding any provision of this Section 5.1(b)(xiv), Central Jersey may not make any payment in violation of the Section 111 Rules; or

(c)             During the period from the date of this Agreement to the Effective Time, Central Jersey shall have the right to redeem all shares of preferred stock and warrants issued, and to repay in full all amounts raised, pursuant to the United States Department of Treasury’s Capital Purchase Program (“TARP Program”).

Section 5.2.            Current Information. During the period from the date of this Agreement to the Effective Time or the time of termination or abandonment of this Agreement, to the extent permitted by law, the Parties will each cause one or more of their designated representatives to confer on a regular and frequent basis and to report to the other the general status of their ongoing operations.  Each of the Parties will promptly notify the others of any material change in the normal course of its business or its operations or properties, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), the institution of material litigation, claims, threats or causes of action, and will keep the other fully informed of such events.  Central Jersey and OceanFirst will each furnish to the other, promptly after the preparation and/or receipt thereof, copies of its audited or unaudited periodic financial statements for the applicable periods then ended, and such financial statements shall, upon delivery by Central Jersey to OceanFirst, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Central Jersey and upon delivery by OceanFirst to Central Jersey, be treated, for purposes of Section 4.4 hereof as among the Financial Statements of OceanFirst.

Section 5.3.            Access to Properties; Personnel and Records.

(a)           For so long as this Agreement shall remain in effect, each Party and its subsidiaries shall permit the other Party or its agents reasonable access, during normal business hours, to its properties, and shall disclose and make available (together with the right to copy) to the other Party and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such Party, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes of meetings at which this Agreement or the transactions contemplated thereby are discussed), organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, and any other assets, business activities or prospects in which the other Party has a reasonable interest, and each Party and its subsidiaries shall use their reasonable best efforts to provide the other Party and its representatives access to the work papers of such Party’s and its subsidiaries’ accountants.  Notwithstanding the foregoing, neither Party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by such Party or any of its subsidiaries prior to the date hereof.  The foregoing rights granted to OceanFirst and Central Jersey shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement to them by the other Party.

(b)           During the period of time from the date of this Agreement to the Effective Time or the time of termination or abandonment of this Agreement, Central Jersey shall allow one (1) representative designated by OceanFirst to attend all meetings of Central Jersey’s Board of Directors in a nonvoting capacity, and in connection therewith, Central Jersey shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which Central Jersey provides to its Board of Directors.  Central Jersey shall also allow one representative of OceanFirst to attend all meetings of the Central Jersey loan committee in a nonvoting capacity, and in connection therewith, Central Jersey shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which Central Jersey provides to its loan committee, provided, however, that Central Jersey may exclude the representative of OceanFirst from access to any meeting or materials, or portion thereof, if a majority of the Central Jersey board of directors determines, in good faith, that such exclusion is reasonably necessary to (i) preserve attorney-client privilege or (ii) to protect confidential or proprietary information that OceanFirst does not contractually have the right to have access to under the terms of this Agreement.  Any such OceanFirst representative shall at the request of the Central Jersey Board of Directors, any committee thereof, or any officers of Central Jersey, as the case may be, excuse himself or herself from any such meeting in the event that this Agreement or any Acquisition Proposal is the subject of discussion.

(c)           All information furnished by the Parties hereto pursuant to this Agreement shall be treated as the sole property of the Party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the Party receiving the information shall return to the Party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (1) any information which (A) the Party receiving the information was already in possession of prior to disclosure thereof by the Party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the Party receiving the information; or (2) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten (10) business days prior notice thereof.  Each Party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.  Without the consent of the other Party, neither Party shall use information furnished to such Party other than for the purposes of the transactions contemplated hereby.

Section 5.4.           Approvals of Shareholders. Central Jersey and OceanFirst will submit to their shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, each of Central Jersey and OceanFirst will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) as promptly as practicable (but no sooner than 60 days) for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.  Each of Central Jersey’s Board of Directors and OceanFirst’s Board of Directors will use all reasonable best efforts to obtain from its shareholders a vote approving this Agreement.  Except as provided in this Agreement, (i) each of Central Jersey’s Board of Directors and OceanFirst’s Board of Directors shall recommend to its shareholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that each of Central Jersey’s Board of Directors and OceanFirst’s Board of Directors have recommended that its shareholders vote in favor of the approval of this Agreement and (iii) neither Central Jersey’s Board of Directors nor any committee thereof nor OceanFirst’s Board of Directors or any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of Central Jersey’s Board of Directors or OceanFirst’s Board of Directors that its shareholders vote in favor of approval of this Agreement or make any statement in connection with the Shareholder Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”).  Notwithstanding the foregoing, if (x) Central Jersey has complied in all material respects with its obligations under Section 5.5, (y) Central Jersey (1) has received an unsolicited bona fide written Acquisition Proposal from a third party that Central Jersey’s Board of Directors concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by OceanFirst pursuant to clause (3) below, (2) has notified OceanFirst, at least five business days in advance, of it is intention to effect a Change in Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to OceanFirst a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal, and (3) during the period of not less than five business days following Central Jersey’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with OceanFirst in good faith (to the extent that OceanFirst desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (z) Central Jersey’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting this Agreement to shareholders at the Shareholder Meeting it may submit this Agreement without recommendation, or following submission of the Agreement to shareholders it may withdraw, amend or modify its recommendation, in which case the Central Jersey Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

Section 5.5.           No Other Bids. (a) Except as permitted by this Agreement, Central Jersey shall not, and shall cause its subsidiaries and any of its subsidiaries’ officers, directors or employees and any investment banker, financial advisor, attorney, accountant or other representative retained by Central Jersey or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than OceanFirst), regarding an Acquisition Proposal, (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby, (iv) except as to employees who are not executive officers, make any public statement critical of OceanFirst or any of its subsidiaries, its board of directors, its management or the Merger or (v) except as to employees who are not executive officers, join with or assist any person or entity, directly or indirectly, in opposing or making any statement in opposition to, the Merger.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Central Jersey or any of the subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Central Jersey or any of its subsidiaries shall be deemed to be a breach of this Section 5.5 by Central Jersey. Notwithstanding the foregoing, Central Jersey may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.5, (x) furnish non-public information with respect to Central Jersey to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Central Jersey and OceanFirst and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as Central Jersey’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

(b)           Central Jersey will notify OceanFirst immediately orally (within one day) and in writing (within three days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to OceanFirst any written materials received by Central Jersey or any of its subsidiaries in connection therewith.  Central Jersey will keep OceanFirst informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c)           Central Jersey will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.  Central Jersey will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.5(a) of the obligations undertaken in this Section 5.5.  Central Jersey will promptly request each person (other than OceanFirst) that has executed a confidentiality agreement in the 12 months prior to the date hereof in connection with its consideration of a business combination with Central Jersey or any of its subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of Central Jersey or any of its subsidiaries.  Central Jersey shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its subsidiaries is a party.

Section 5.6.           Notice of Deadlines. Schedule 3.16(c) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Central Jersey or any of its subsidiaries is a party.

Section 5.7.           Maintenance of Properties. Central Jersey and its subsidiaries will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.8.           Conforming Accounting and Reserve Policies. Upon written confirmation from OceanFirst that all conditions to closing set forth in Articles 8 and 9 have been satisfied or waived, at the request of OceanFirst, Central Jersey shall immediately prior to Closing establish and take such reserves and accruals as OceanFirst reasonably shall request to conform Central Jersey’s loan, accrual, reserve and other accounting policies to the policies of OceanFirst.

Section 5.9.            Bank Merger Agreement. Prior to the Effective Time, OceanFirst Bank and Central Jersey Bank shall have executed and delivered the Bank Merger Agreement substantially in the form annexed hereto as Exhibit C.

ARTICLE VI.

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1.        Reasonable Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use  reasonable best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2.            Regulatory Matters.

(a)           As promptly as practicable following the execution and delivery of this Agreement, but in no event more than sixty (60) days from the date hereof, OceanFirst and Central Jersey shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger.  Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require.  The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Central Jersey and OceanFirst.  Each of the Parties shall have the right to review any filing, to the extent permitted by law, made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b)           Each Party hereto will furnish the other Party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement.  The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3.            Employment and Employee Benefits Matters.

(a)           The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between OceanFirst, OceanFirst Bank or any of their affiliates and any director, officer or employee of Central Jersey or any of its subsidiaries or an obligation on the part of OceanFirst, OceanFirst Bank or any of their affiliates to employ any such directors, officers or employees; provided, however, that at the Effective Time, Vaccaro will be appointed as an Executive Vice President and a member of the senior executive management team of  OceanFirst Bank; and provided further that it shall be a condition to Central Jersey’s obligation to close under Article IX of this Agreement that OceanFirst Bank and Vaccaro enter into and deliver a mutually agreed upon change in control agreement which shall be effective as of the Effective Time and which shall provide, among other things, that the benefits that would otherwise be payable to Vaccaro upon termination of his employment at the Effective Time under his Central Jersey change of control agreement shall be payable by OceanFirst in the event of termination of Vaccaro's employment by OceanFirst within 30 months following the Effective Time, other than (i) in the event of a termination for cause (as such term is defined in OceanFirst's Two Year Change in Control Agreements currently in effect), or (ii) in the event of a change in control of OceanFirst pursuant to which Vaccaro will receive payment under his change in control agreement with OceanFirst.

(b)           The Parties agree that appropriate steps shall be taken to terminate all employee benefit plans of Central Jersey or any of its subsidiaries, including but not limited to any of its severance plans, immediately prior to, at or as soon as administratively feasible following the Effective Time, provided that the conditions of this Subsection (b), Subsection (d) and of paragraphs (i)-(ii) below are then met and provided further that all employees of Central Jersey or any of its subsidiaries who continue employment with OceanFirst or any subsidiary following the Effective Time and who were participating immediately prior to the Merger in Employee Benefit Plans of Central Jersey or any of its subsidiaries for which OceanFirst or OceanFirst Bank maintains a corresponding plan shall commence participation in OceanFirst’s or OceanFirst Bank’s corresponding plan upon the later of the Effective Time or the date of termination of coverage under the Employee Benefit Plans of Central Jersey or any of its subsidiaries without any gap or interruption in coverage (including any gap affecting any of Central Jersey employee’s dependents), whether a gap in time of coverage or in waiting or elimination periods.  Subject to Section 6.3(c) hereof and except as otherwise specifically provided below, OceanFirst and OceanFirst Bank agree that the officers and employees of Central Jersey or any of its subsidiaries who OceanFirst or OceanFirst Bank employ shall be eligible to participate in OceanFirst’s or OceanFirst Bank’s employee benefit plans, including, without limitation, welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of OceanFirst or OceanFirst Bank; provided, however, that:

(i)           with respect to each OceanFirst Health Plan, OceanFirst and OceanFirst Bank shall waive all waiting periods under said plans for pre-existing conditions; and

(ii)           credit for each such employee’s past service with Central Jersey or any of its subsidiaries prior to the Effective Time (“Past Service Credit”) shall be given by OceanFirst and OceanFirst Bank to continuing Central Jersey employees for purposes of establishing eligibility for participation in and vesting under OceanFirst’s and OceanFirst Bank’s welfare, fringe benefit and retirement plans, provided however that such Past Service Credit shall not be given for purposes of accrual of benefits under such plans or for any purpose under OceanFirst Bank’s employee stock ownership plans.

(c)           Any employee of Central Jersey whose employment with OceanFirst or OceanFirst Bank is involuntarily terminated by OceanFirst or OceanFirst Bank, absent termination for cause in accordance with policies of OceanFirst or OceanFirst Bank, shall receive severance payments in accordance with the policy and years of service information set forth at Schedule 6.3(c).  Any employee of Central Jersey whose employment is terminated voluntarily, either before or after the Effective Time, or who is terminated for cause under policies of Central Jersey prior to Effective Time or under the policies of OceanFirst after the Effective Time, shall not be entitled to receive severance payments.

(d)           Effective no later than the day immediately preceding the Closing, Central Jersey and any subsidiaries and ERISA Affiliates, as applicable, shall terminate any and all Employee Benefit Plans that are plans intended to include a Code Section 401(k) arrangement (each a “Central Jersey 401(k) Plan”) (unless OceanFirst provides written notice to Central Jersey that such 401(k) plan(s) shall not be terminated).  Unless OceanFirst provides written notice to Central Jersey no later than five (5) business days prior to the Closing, Central Jersey shall provide OceanFirst with evidence that such Central Jersey 401(k) Plans have been terminated (effective no later than the day preceding the Closing) pursuant to resolutions of the Central Jersey Board of Directors, or otherwise as required by the terms of the Central Jersey 401(k) Plans.  The form and substance of such resolutions shall be subject to reasonable review and approval of OceanFirst.  Central Jersey shall take all such actions in furtherance of terminating such plans as OceanFirst may reasonably require.

(e)           OceanFirst shall assume and honor all Central Jersey and Central Jersey Bank’s obligations under any Employment Agreement or Change of Control Agreement; provided, however, prior to the Effective Time, those Central Jersey officers that have an Employment Agreement or a Change of Control Agreement and any individual deemed to be a “Specified Employee” of Central Jersey or Central Jersey Bank within the meaning of Section 409A of the Code and regulations promulgated thereunder, will execute and deliver to OceanFirst an agreement substantially in the form attached hereto as Exhibits 6.3(e), respectively (a “Settlement Agreement”) setting forth the manner in which his or her rights under any Employment Agreement, Change of Control Agreement, Severance Agreement or other Compensation or Employee Benefit Plan shall be settled by Central Jersey, Central Jersey Bank, OceanFirst and OceanFirst Bank or assumed and honored by OceanFirst, as applicable.  Notwithstanding anything contained in this Agreement, no payment shall be made to any person in violation of the Section 111 Rules.

(f)           Central Jersey and Central Jersey Bank and any of its affiliates shall terminate any severance/retention plan for employees and shall not enter into any agreements, contracts or understandings with any officer or employee under any such plan.

Section 6.4.            Indemnification.

(a)           For a period of six (6) years after the Effective Time, OceanFirst shall indemnify, defend and hold harmless each person entitled to indemnification from Central Jersey (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth  in Central Jersey’s Certificate of Incorporation or Bylaws, in each case as in effect as of the date hereof.

(b)           After the Effective Time, directors, officers and employees of Central Jersey, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only.  These prospective indemnification rights shall consist of such rights to which directors, officers and employees of OceanFirst and OceanFirst Bank would be entitled under the Certificate of Incorporation and Bylaws of OceanFirst, the Charter and Bylaws of OceanFirst Bank or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as OceanFirst or OceanFirst Bank may then make available to officers, directors and employees of OceanFirst and OceanFirst Bank.

(c)           OceanFirst and OceanFirst Bank, or Central Jersey and Central Jersey Bank shall use their best efforts (and Central Jersey shall cooperate prior to the Effective Time) to maintain in effect for a period of  up to six years after the Effective Time Central Jersey’s existing directors’ and officers’ liability insurance policy or a tail policy written with respect to Central Jersey's existing directors' and officers' liability insurance policy (provided that OceanFirst and OceanFirst Bank may substitute therefor

(i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Central Jersey (given prior to the Effective Time) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance); provided, that OceanFirst and OceanFirst Bank or Central Jersey and Central Jersey Bank shall not make premium payments for such  six year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Central Jersey’s directors and officers, $360,000 (the “Maximum Amount”).  If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, OceanFirst shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount.

(d)           If OceanFirst, OceanFirst Bank or any of their successors and assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger, or shall transfer all or substantially all of its assets to any person, then, in each case, proper provisions shall be made so that the successors and assigns of OceanFirst or OceanFirst Bank shall assume the obligations set forth in this Section 6.4.

(e)           The provisions of this Section 6.4 are intended for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and representatives.

Section 6.5.            Registration Statement.

(a)           OceanFirst shall use its reasonable best efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days of the date hereof and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder.  The Registration Statement shall include the form of Joint Proxy Statement/Prospectus for the meetings of Central Jersey’s and OceanFirst’s shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement.  The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly supply the information required to be included in the Registration Statement with respect to each Party’s business and affairs before it is filed with the SEC and again before any amendments are filed.  The Parties shall cooperate with each other and use their respective best efforts to promptly request and obtain all appropriate opinions, consents, and letters from financial advisors and independent auditors in connection with the Registration Statement and the Joint Proxy Statement/Prospectus of both Central Jersey and OceanFirst.  OceanFirst shall take all actions required to qualify or obtain exemptions from such qualifications for the OceanFirst Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

(b)           Each of OceanFirst and Central Jersey shall promptly advise the other of the receipt of any comments on the Registration Statement, the time when the Registration Statement has become or will become effective or any supplement or amendment has been filed, of the issuance of any stop order or suspension of the qualification of OceanFirst common stock for offering or sale in any jurisdiction, of the initiation or, to the extent either Party is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 6.6.           Press Releases. OceanFirst and Central Jersey agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other Party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which is required by law or regulation.

Section 6.7.           Nasdaq Listing. OceanFirst shall use its reasonable best efforts to cause the OceanFirst Shares to be issued in the Merger to be approved for listing for quotation on the Nasdaq Global Market, subject to official notice of issuance, as of the Effective Time.

Section 6.8.            RESERVED

Section 6.9.           Notification of Certain Matters. Each Party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); (b) any event, condition, change, occurrence, act or omission which causes the failure of it to comply in any material respect or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or (c) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party.  Each of Central Jersey and OceanFirst shall give prompt notice to the other Party of any notice or other communication from any third Party alleging that the consent of such third Party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.10.          Affiliates. Central Jersey shall use its reasonable best efforts to identify those persons who may be deemed to be Central Jersey Affiliates and to cause each person so identified to deliver to OceanFirst as soon as practicable, and in any event 10 days prior to the date of the Central Jersey Shareholders Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of OceanFirst Common Stock received in the Merger, which agreement shall be in the form attached hereto as Exhibit B (the “Affiliate Letter”).

ARTICLE VII.

MUTUAL CONDITIONS TO CLOSING

The obligations of OceanFirst, on the one hand, and Central Jersey, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1.           Shareholder Approvals. The Merger shall have been approved by the requisite vote of the shareholders of Central Jersey and of OceanFirst.

Section 7.2.           Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3.           Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of OceanFirst or Central Jersey, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of OceanFirst or Central Jersey, as the case may be.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts, or makes illegal the consummation of the Merger.

Section 7.4.           Proxy Statement/Prospectus and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and OceanFirst shall have received all state securities laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the OceanFirst Shares pursuant to the terms of this Agreement.

Section 7.5.           Tax Opinion. Central Jersey and OceanFirst shall have received an opinion of OceanFirst’s counsel, in form and substance reasonably acceptable to Central Jersey and OceanFirst, to the effect that the Merger will constitute a reorganization under Section 368 of the Code and the shareholders of Central Jersey will not recognize any gain or loss to the extent that such shareholders exchange their Central Jersey Shares for OceanFirst Shares.  Each of Central Jersey and OceanFirst shall upon request execute and deliver to such counsel a certificate or certificates setting forth certain factual matters necessary for the basis for such opinions.

ARTICLE VIII.

CONDITIONS TO THE OBLIGATIONS OF OCEANFIRST

The obligations of OceanFirst to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1.           Representations and Warranties. The representations and warranties of Central Jersey set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of  this Agreement and as of all times up to and including the Effective Time (as though made on and as of the Effective Time), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.  For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be true and correct, either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will have or is reasonably likely to have a Material Adverse Effect on Central Jersey and its subsidiaries taken as a whole.  Notwithstanding the immediate preceding sentence, the representations and warranties contained in Section 3.2 shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 3.2 taken as a whole) extent.

Section 8.2.            Performance of Obligations. Central Jersey shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time.

Section 8.3.            Certificate Representing Satisfaction of Conditions. Central Jersey shall have delivered to OceanFirst a certificate of the Chief Executive Officer of Central Jersey dated as of the Closing Date as to the satisfaction of the matters described in Section 8.1 and Section 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Central Jersey under Article 3 of this Agreement.

Section 8.4.           Consents Under Agreements. Central Jersey shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Central Jersey under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section 8.5.            Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of OceanFirst, any material adverse requirement upon OceanFirst or any OceanFirst Subsidiary, including, without limitation, any requirement that OceanFirst sell or dispose of any significant amount of the assets of Central Jersey and its subsidiaries, or any other OceanFirst Subsidiary.

Section 8.6.            Receipt of Option Cancellation Agreements.  If required, Central Jersey shall have delivered executed Option and SAR Cancellation Agreements from all holders of Central Jersey Options and SARs at or prior to the Effective Time.

Section 8.7.            Receipt of Voting Agreements. Central Jersey shall have delivered executed voting agreements on the date of this Agreement from its executive officers and directors listed on Schedule 3.37 of the Central Jersey Disclosure Schedules.

Section 8.8.            No Pending Governmental Actions.  No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

Section 8.9.            Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding Central Jersey Common Stock.

Section 8.10.          Termination of the Central Jersey 401(k) Plan. Central Jersey shall have terminated each Central Jersey 401(k) plan in accordance with Section 6.3.

Section 8.11.          Receipt of Settlement Agreements. OceanFirst shall have received the Settlement Agreements as set forth in Section 6.3(e).

ARTICLE IX.

CONDITIONS TO OBLIGATIONS OF CENTRAL JERSEY

The obligation of Central Jersey to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1.            Representations and Warranties. The representations and warranties of OceanFirst contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the date of this Agreement and as of all times up to and including the Effective Time (as though made on and as of the Effective Time), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.  For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be true and correct, either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will have or is reasonably likely to have a Material Adverse Effect on OceanFirst and its subsidiaries taken as a whole.  Notwithstanding the immediate preceding sentence, the representations and warranties contained in Section 4.2 shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 4.2 taken as a whole) extent.

Section 9.2.            Performance of Obligations. OceanFirst shall have performed in all material respects all covenants, obligations and agreements required to be performed by it and under this Agreement prior to the Effective Time.

Section 9.3.            Certificate Representing Satisfaction of Conditions. OceanFirst shall have delivered to Central Jersey a certificate of the Chief Executive Officer of OceanFirst dated as of the Effective Time as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of OceanFirst under Article 4 of this Agreement.

Section 9.4.           Consents Under Agreements. OceanFirst shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval is required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on OceanFirst or upon the consummation of the transactions contemplated by this Agreement.

Section 9.5.            OceanFirst Shares. The OceanFirst Shares to be issued in connection with the Merger shall be duly authorized and validly issued and fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through OceanFirst and shall have been approved for listing on Nasdaq Global Market.

Section 9.6.            Receipt of Voting Agreements. OceanFirst shall have delivered executed Voting Agreements on the date of this Agreement from its executive officers and directors listed on Schedule 4.18 of the OceanFirst Disclosure Schedules.

Section 9.7.            Employment. OceanFirst Bank shall have delivered to Central Jersey a Certificate of the Secretary of OceanFirst Bank, dated as of the closing date, certifying the resolutions of the Board of Directors of OceanFirst Bank which appoint Vaccaro as Executive Vice President and a member of the senior executive management team of OceanFirst Bank, effective as of the Effective Time, and OceanFirst Bank and Vaccaro shall have entered into and delivered a fully executed change in control agreement which shall be effective as of the Effective Time and which shall provide, among other things, that the benefits that would otherwise be payable to Vaccaro upon termination of his employment at the Effective Time under his Central Jersey change of control agreement shall be payable by OceanFirst in the event of termination of Vaccaro's employment by OceanFirst within 30 months following the Effective Time, other than (i) in the event of a termination for cause (as such term is defined in OceanFirst's Two Year Change in Control Agreements currently in effect), or (ii) in the event of a change in control of OceanFirst pursuant to which Vaccaro will receive payment under his change in control agreement with OceanFirst.

ARTICLE X.

TERMINATION, WAIVER AND AMENDMENT

Section 10.1.          Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           by the mutual consent in writing of OceanFirst and Central Jersey; or

(b)           by the Board of Directors of OceanFirst or the Board of Directors of Central Jersey if the Merger shall not have occurred on or prior to December 31, 2009 or other mutually agreed upon date, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the Party electing to terminate pursuant to this Section 10.1(b); or

(c)           by the Board of Directors of OceanFirst or the Board of Directors of Central Jersey (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Central Jersey and Section 9.1 in the case of OceanFirst or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of Central Jersey and Section 9.1 of this Agreement in the case of OceanFirst or OceanFirst Bank; or

(d)           by the Board of Directors of OceanFirst or the Board of Directors of Central Jersey (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Central Jersey and Section 9.1 in the case of OceanFirst or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(e)           by the Board of Directors of OceanFirst or the Board of Directors of Central Jersey in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Central Jersey or OceanFirst fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Central Jersey’s shareholders’ meeting or the OceanFirst shareholders’ meeting as the case may be where the transactions were presented to such shareholders for approval and voted upon; or

(f)           by the Board of Directors of OceanFirst or the Board of Directors of Central Jersey, (i) if the other Party fails to hold its shareholder meeting to vote on the Agreement within the time frame set forth in Section 5.4 hereof, or (ii) in the case of OceanFirst only, if Central Jersey’s Board of Directors either (A) fails to recommend, or fails to continue its recommendation, that the shareholders of Central Jersey vote in favor of the adoption of this Agreement, or (B) modifies, withdraws or changes in any manner adverse to OceanFirst its recommendation that the shareholders of Central Jersey vote in favor of the adoption of this Agreement; or

(g)           by the Board of Directors of Central Jersey, if, after it has received a Superior Proposal in compliance with Section 5.5 and otherwise complied with all of its obligations under Section 5.5, Central Jersey or any of its subsidiaries enter into a definitive agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal; provided further, however, that this Agreement may only be terminated in accordance with this Section 10.1(g) and a new definitive agreement entered into by Central Jersey with a third party not earlier than 72 hours following written notice to OceanFirst advising OceanFirst that the Board of Directors of Central Jersey is prepared to accept such Superior Proposal.

Section 10.2.          Effect of Termination; Termination Fee.

(a)           In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b)           If, after the date of this Agreement, (i) Central Jersey terminates this Agreement in accordance with Section 10.1(g), or (ii)(A) an Acquisition Proposal (as defined below) is offered, presented or proposed to Central Jersey or its shareholders, and thereafter this Agreement and the Merger are disapproved by Central Jersey or by the shareholders of Central Jersey, or (B) OceanFirst terminates this Agreement pursuant to Section 10.1(f)(ii) hereof, (each of (i) and (ii) being a “Trigger Event”), then immediately upon the occurrence of a Trigger Event Central Jersey shall pay OceanFirst or OceanFirst Bank a cash amount of $2,400,000 as an agreed-upon termination fee to OceanFirst (the “Termination Fee”) in lieu of any other damages or reimbursement for its expenses incurred in negotiation and pursuit of the Agreement and the related transactions contemplated thereunder (including but not limited to fees and expenses of its legal counselors, investment advisors, accountants and related professionals and costs associated with such transaction and process).

(c)           Central Jersey and OceanFirst agree that the Termination Fee is fair and reasonable in the circumstances.  If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such

Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

Section 10.3.           Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of OceanFirst and Central Jersey.

Section 10.4.          Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time, OceanFirst, on the one hand, and Central Jersey, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5.          Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by OceanFirst or Central Jersey shall not survive the Effective Time of Merger, except that Section 5.3(c) and Sections 6.3(b), (c), (e), and 6.4 shall survive the Effective Time, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than OceanFirst or Central Jersey (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of OceanFirst or Central Jersey contained herein shall be deemed to be terminated or extinguished so as to deprive OceanFirst, on the one hand, and Central Jersey, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Party.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that OceanFirst or Central Jersey and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE XI.

MISCELLANEOUS

Section 11.1.          Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Proposal” means any proposal or offer by any Person or group of Persons with respect to any of the following: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving Central Jersey or any subsidiary of Central Jersey whose assets, individually or in the aggregate constitute more than 10% of the consolidated assets of Central Jersey; (ii) any sale, lease, exchange, mortgage, pledge (except in the ordinary course of business consistent with past practice), transfer or other disposition of assets (including for this purpose the outstanding capital stock of any subsidiary of Central Jersey and the capital stock of any entity surviving any merger or business combination involving any subsidiary of Central Jersey) and/or liabilities that constitute 10% or more of the assets of Central Jersey and its subsidiaries taken as a whole in a single transaction or series of transactions; (iii) any purchase or other acquisition of or tender offer or exchange offer that if consummated would result in such Person(s) beneficially owning 10% or more of the outstanding stock of Central Jersey or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Central Jersey; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or (ii) involving only Central Jersey and one of its subsidiaries, or involving two or more of its subsidiaries, provided that such transactions are not entered into in violation of the terms of this Agreement.

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, fund, program, arrangement or agreement (including employment agreements) providing for medical, health, disability, life, bonus, incentive compensation, stock, stock options or stock-based rights, retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe or other benefits, that is maintained by, contributed to or required to be contributed to by Central Jersey or any of its subsidiaries or ERISA Affiliates for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of Central Jersey or any of its subsidiaries or ERISA Affiliates.

“Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“ERISA Affiliate” a trade or business that is treated as a single employer with the Central Jersey within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Knowledge” means, with respect to any Person, those facts that are known by the executive officers and directors of such Person and includes any facts, matters, or circumstances set forth in any written notice received by an executive officer or director of that Person.

“Loan Property” means any property owned by Central Jersey or any of its subsidiaries, or in which Central Jersey or any of its subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local law.  Hazardous Material shall include, but not be limited to, (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Material Adverse Effect” with respect to any Party, shall mean any event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial condition, business or results of operation, financial performance or prospects of such Party and their respective subsidiaries, taken as a whole, or the ability of such Party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (i) the impact of actions or omissions of a Party taken with the prior written consent of the other Party in contemplation of the transactions contemplated by this Agreement, (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries, (iii) changes in generally accepted accounting principles, (iv) expenses incurred in connection with this Agreement and the Merger including payments to be made pursuant to employment, change in control and severance agreements and the termination of other benefit plans, or (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates.

“Participation Facility” means any facility in which Central Jersey or any of its subsidiaries has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 40 C.F.R. ss. 300.1100(c).

"Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the OTS, the OCC, the FDIC and all state regulatory agencies having jurisdiction over the Parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) Central Jersey’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of Central Jersey than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which OceanFirst has received written evidence of such person’s ability to fully finance its Acquisition Proposal), (iii) is for at least 50% of the outstanding shares of Central Jersey Common Stock and (iv)  Central Jersey’s financial advisor has advised Central Jersey that the terms and conditions of the Acquisition Proposal are more favorable to the shareholders of Central Jersey from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by OceanFirst in response to such Acquisition Proposal).

Section 11.2.          Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among OceanFirst and Central Jersey with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors.  Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3.          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows: If to OceanFirst:

OCEANFIRST BANK
975 Hooper Avenue
Toms River, NJ 08754
Attention: John R. Garbarino, Chairman, President and CEO
Fax: (732) 349-5070

With a copy to:
Locke Lord Bissell & Liddell LLP
401 9th Street, NW
Suite 400
Washington, DC 20004
Attention: Douglas P. Faucette
Fax: (202) 521-4201

If to Central Jersey, then to:
CENTRAL JERSEY BANCORP
1903 Highway 35
Oakhurst, NJ 07755
Attention: James S. Vaccaro, Chairman, President and CEO
Fax: (732) 923-0101

With a copy to:
Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road
P.O. Box 190
Middletown, NJ 07748
Attention: Paul T. Colella
Fax: (732) 224-6599

All such notices or other communications shall be deemed to have been delivered upon receipt when delivery is made (i) by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.4.          Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.5.          Costs and Expenses. Expenses incurred by Central Jersey on the one hand and OceanFirst on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such Party or its affiliates, shall be borne solely and entirely by the Party which has incurred same.

Section 11.6.          Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document.

Section 11.8.          Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any Party hereto unless the prior written consent of the other Parties is first obtained.

Section 11.9.          Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Delaware (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10.        Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11.        Waiver. The waiver by any Party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement.  A waiver by any Party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought.  This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 11.12.        Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular.  Pronouns of one gender shall include all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

Section 11.13.        Entire Agreement; No Third Party Beneficiaries.This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]

OCEANFIRST FINANCIAL CORP.

By: /s/ John R. Garbarino

John R. Garbarino
 Its Chairman, President and Chief Executive Officer

ATTEST:

/s/ John K. Kelly

John K. Kelly
 Its Corporate Secretary

[CORPORATE SEAL]

CENTRAL JERSEY BANCORP

By: /s/ James S. Vaccaro

 James S. Vaccaro
 Its Chairman, President and Chief Executive Officer

ATTEST:

/s/    Robert S. Vuono

Robert S. Vuono
 Its Corporate Secretary

INDEX OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit	Description
A-1	Form of Voting Agreement of Central Jersey’s Directors and Executive Officers
A-2	Form of Voting Agreement of OceanFirst’s Directors and Executive Officers
B	Form of Affiliate Agreement of Central Jersey’s Affiliates
C	Agreement and Plan of Merger, dated as of May 26, 2009, by and between Central Jersey Bank, N.A. and OceanFirst Bank
6.3(e)	Form of Settlement Agreement

Central Jersey Schedules
Schedule	Description
2.3	Stock Option Plans
3.1(e)	Subsidiaries
3.2(a)	Outstanding Stock Options
3.2(b)	Stock Appreciation Rights
3.5	Loan Arrangements
3.7	Consents
3.8	Engagement Letter of Sandler O’Neill & Partners
3.9	Absence of Certain Changes
3.10(a)	Central Jersey Legal Proceedings
3.10(c)	Actions Against Officers and Directors
3.11(b)	Tax Matters
3.11(c)	Excess Payments
3.12(a)	Employee Benefit Plans
3.12(f)	Impact of Merger on Employee Benefit Plans
3.12(l)	Payments to Employees Upon Retirement or Termination
3.13(a)	Title to Property
3.13(b)	Leasehold Interests
3.13(c)	Condition of Property
3.14(a)	Real Property
3.14(b)	Leases
3.16(a)	Commitments and Contracts
3.16(b)	Service Contracts
3.16(c)	Deadlines for Leases
3.20	Insurance
3.21(b)	Liability for Payments
3.21(d)	Labor Disputes
3.22	Compliance with Laws
3.23	Related Party Transactions
3.24	Derivative Contracts
3.28	Intellectual Property

3.29	Material Liabilities
3.32	Investment Securities
3.34	Ownership of OceanFirst Capital Stock
3.36(a)	Indemnification Agreements
3.36(b)	Indemnification Claims
3.37	Voting Agreements
5.1(b)(iv)	Capital Expenditures
5.1(b)(vi)	Permitted Payments
5.1(b)(xiv)	Permitted Changes to Employee Benefit Plans

OceanFirst Schedules
Schedule	Description
4.10(a)	Legal Proceedings
4.18	Voting Agreements
6.3(c)	Severance Policy

All exhibits and schedules have been omitted.  Upon the request of the Securities and Exchange Commission, Central Jersey Bancorp and OceanFirst Financial Corp. agree to furnish copies of the exhibits and schedules listed above.